Exhibit 99.1

HAWAII PUBLIC UTILITIES COMMISSION ISSUES RATE ORDER TO REFLECT INFRASTRUCTURE AND SERVICE IMPROVEMENTS

Decision supports reliable wastewater service

Honolulu, HI (June 21, 2022) - The Hawaii Public Utilities Commission (HPUC) has issued its order for Hawaii American Water to implement new rates for its Hawaii Kai customers. This is the first time Hawaii American Water has adjusted rates since 2011 and the updated rates are effective upon subsequent approval of final tariffs.

The new rates will provide approximately $1.7 million in additional annualized revenue and reflect the more than $32 million in investments to improve wastewater treatment and services that Hawaii American Water has made since 2011. Major projects have included the installation of ultraviolet disinfection treatment, a sludge de-watering facility, solar energy upgrades, upgrading pumps at its lift stations and treatment plant and other process improvements.

The typical increase for customers in single family homes will be $11.52. For the average single family customer monthly rates would increase from $67.08 to $78.60, for multi-family customers the cost for monthly service would increase from $57.08 to $66.88.

“This decision completes a vital process to sustain high-quality wastewater infrastructure and service,” said Lee Mansfield, Manager of Hawaii American Water. “We look forward to continuing to improve wastewater services for our Hawaii Kai customers.”

About Hawaii American Water: Hawaii American Water, a subsidiary of American Water, provides quality wastewater services to approximately 25,000 people.

About American Water: With a history dating back to 1886, American Water (NYSE: AWK) is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs more than 6,400 dedicated professionals who provide regulated and regulated-like drinking water and wastewater services to more than 14 million people in 24 states. American Water provides safe, clean, affordable and reliable water services to our customers to help keep their lives flowing. For more information, visit amwater.com and diversityataw.com. Follow American Water on Twitter, Facebook and LinkedIn.

Hawaii American Water Media Contact
Evan Jacobs
Hawaii American Water
Director of External Affairs
Phone: 707-495-6135
Email: evan.jacobs@amwater.com

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